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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 28, 1997 (except for Note 13, as to which the date is September 5, 1997), in the Registration Statement (Form S-3 No. 33-00000) and related Prospectus of UTI Energy Corp. for the Registration of 7,393,842 shares of common stock.

     We also consent to the incorporation by reference therein of our reports
(a) dated February 28, 1997 (except for Note 13, as to which the date is March 24, 1997), with respect to the consolidated financial statements and schedules of UTI Energy Corp. included in its Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission; (b) dated September 27, 1996, with respect to the financial statements of Viersen & Cochran Drilling Company included in the UTI Energy Corp. Current Report on Form 8-K dated August 28, 1996, as amended by the Form 8-K/A dated October 28, 1996, filed with the Securities and Exchange Commission; and (c) dated June 18, 1997, with respect to our audit of the historical statement of net assets acquired of Southland Drilling Company, Ltd. as of April 11, 1997, and the historical statement of revenues and direct and indirect operating expenses (excluding depreciation) of Southland Drilling Company, Ltd. for the years ended December 31, 1996 and 1995, included in the UTI Energy Corp. Current Report on Form 8-K dated April 11, 1997, as amended by the Form 8-K/A dated June 27, 1997, filed with the Securities and Exchange Commission.

                                          /S/  ERNST & YOUNG LLP

Houston, Texas
September 8, 1997